Exhibit (4g)

                           TERM LOAN AGREEMENT

                        Dated as of May 10, 1995

                                among

                    ZENITH ELECTRONICS CORPORATION,

                             as Borrower,

                GENERAL ELECTRIC CAPITAL CORPORATION,

                        as Agent and Lender,

           THE BANK OF NEW YORK COMMERCIAL CORPORATION,

                            as Lender,

                               and

                 CONGRESS FINANCIAL CORPORATION,

                            as Lender




                        TABLE OF CONTENTS
                        -----------------

                                                            PAGE

1.	AMOUNT AND TERMS OF CREDIT                                 1
	1.1	Term Loan                                                1
	1.2	Amortization                                             1
	1.3	Mandatory Prepayments                                    2
	1.4	Voluntary Prepayments                                    2
	1.5	Prepayment Fees and Interest                             2
	1.6	Single Loan                                              3
	1.7	Interest on the Term Loan                                3
	1.8	Use of Proceeds                                          4
	1.9	Fees                                                     4
	1.10	Cash Management Systems                                 5
	1.11	Receipt of Payments                                     5
	1.12	Application and Allocation of Payments                  5
	1.13	Borrower's Loan Account and Accounting                  5
	1.14	Indemnity                                               6
	1.15	Access                                                  7
	1.16	Taxes                                                   8
	1.17	Capital Adequacy and Other Adjustments.                 9

2.	CONDITIONS PRECEDENT                                      10
	2.1	Conditions to Funding the Term Loan                     10

3.	REPRESENTATIONS AND WARRANTIES                            11
	3.1	Corporate Existence; Compliance with Law                11
	3.2	Executive Offices                                       11
	3.3	Corporate Power; Authorization; Enforceable
		Obligations                                                11
	3.4	Financial Statements                                    12
	3.5	Collateral Reports                                      12
	3.6	Material Adverse Effect                                 12
	3.7	Ownership of Property; Liens                            13
	3.8	Restrictions; No Default                                14
	3.9	Labor Matters                                           14
	3.10	Joint Ventures, Subsidiaries and Affiliates;
		Outstanding Stock and Indebtedness                         15
	3.11	Government Regulation                                  15
	3.12	Margin Regulations                                     15
	3.13	Taxes                                                  16
	3.14	ERISA                                                  17
	3.15	No Litigation                                          18
	3.16	Brokers                                                18
	3.17	Patents, Trademarks, Copyrights and Licenses           18
	3.18	Full Disclosure                                        19
	3.19	Hazardous Materials                                    19
	3.20	Insurance Policies                                     19
	3.21	Deposit and Disbursement Accounts                      20
	3.22	Government Contracts                                   20
	3.23	Customer and Trade Relations                           20
	3.24	Non-Material Subsidiaries                              20



4.	FINANCIAL STATEMENTS AND INFORMATION                      21
	4.1	Reports and Notices                                     21
	4.2	Communication with Accountants                          21

5.	AFFIRMATIVE COVENANTS                                     21
	5.1	Maintenance of Existence and Conduct of Business        21
	5.2	Payment of Obligations                                  22
	5.3	Books and Records                                       22
	5.4	Litigation                                              23
	5.5	Insurance                                               23
	5.6	Compliance with Laws                                    24
	5.7	Agreements                                              24
	5.8	Supplemental Disclosure                                 25
	5.9	Employee Plans                                          25
	5.10	Environmental Matters                                  25
	5.11	Landlords' Agreements and Bailee Letters               25
	5.12	Public Offering Proceeds                               26
	5.13	Notice of Labor Matters                                26
	5.14	Government Contracts                                   26
	5.15	Intellectual Property                                  26

6.	NEGATIVE COVENANTS                                        27
	6.1	Mergers, Etc.                                           27
	6.2	Investments, Loans and Advances.                        27
	6.3	Indebtedness                                            29
	6.4	Employee Loans and Transactions                         30
	6.5	Capital Structure and Business                          30
	6.6	Guaranteed Indebtedness                                 31
	6.7	Liens                                                   31
	6.8	Sale of Assets                                          32
	6.9	Events of Default                                       32
	6.10	ERISA                                                  32
	6.11	Financial Covenants                                    33
	6.12	Hazardous Materials                                    33
	6.13	Sale-Leasebacks                                        33
	6.14	Cancellation of Indebtedness                           33
	6.15	Restricted Payments                                    33
	6.16	Fiscal Year                                            34
	6.17	Change of Corporate Name                               34
	6.18	Sale of Stock                                          34
	6.19	Bank Accounts                                          34
	6.20	Cash Management                                        35
	6.21	Non-Material Subsidiaries                              35
	6.22	Foreign Subsidiaries                                   35
	6.23	No Impairment of Upstreaming                           36
	6.24	Amendment of Other Debt                                36
	6.25	Prepayments of Other Debt                              36
	6.26	Permitted Asset Dispositions                           37

7.	TERM                                                      38
	7.1	Termination                                             38
	7.2	Survival of Obligations Upon Termination of
		Financing Arrangement                                      38

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES                    38
	8.1	Events of Default                                       38
	8.2	Remedies                                                41
	8.3	Waivers by Borrower                                     41

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT       41
	9.1	Assignment and Participations                           41
	9.2	Appointment of Agent                                    43
	9.3	Set Off and Sharing of Payments                         44
	9.4	Disbursements of Payments and Information               44

10.	SUCCESSORS AND ASSIGNS                                   45
	10.1	Successors and Assigns                                 45

11.	MISCELLANEOUS                                            46
	11.1	Complete Agreement; Modification of Agreement          46
	11.2	Amendments and Waivers                                 46
	11.3	Fees and Expenses                                      47
	11.4	No Waiver                                              48
	11.5	Remedies                                               48
	11.6	Severability                                           48
	11.7	Conflict of Terms                                      49
	11.8	Authorized Signature                                   49
	11.9	GOVERNING LAW; CONSENT TO JURISDICTION                 49
	11.10	Notices                                               50
	11.11	Section Titles                                        50
	11.12	Counterparts                                          51
	11.13	WAIVER OF JURY TRIAL                                  51
	11.14	Confidentiality                                       51



                  INDEX OF EXHIBITS AND SCHEDULES


Exhibit A	-	Form of Term Note

Schedule 1.1(a)	-	Responsible Individual of Agent
Schedule 1.7	-	Election of Fixed or Floating Rate
Schedule 1.10	-	List of Lock Box and Collection Account Banks

Schedule 3.2	-	Executive Offices
Schedule 3.4	-	Financial Statements
Schedule 3.5	-	Collateral Reports
Schedule 3.7	-	Real Estate and Leases
Schedule 3.9	-	Labor Matters
Schedule 3.10	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.13	-	Tax Matters
Schedule 3.14	-	ERISA Plans
Schedule 3.17	-	Patents, Trademarks and Copyrights
Schedule 3.20, I	-	Insurance Standards
Schedule 3.20, II	-	Insurance Policies
Schedule 3.21	-	Deposit and Disbursement Accounts
Schedule 3.22	-	Government Contracts
Schedule 4.1(A)	-	Financial Statements and Notices -- Reporting

Schedule 4.1(B)	-	Collateral Reports -- Reporting
Schedule 5.1	-	Trade Names
Schedule 6.3	-	Indebtedness
Schedule 6.7	-	Liens
Schedule 6.11	-	Financial Covenants
Schedule 6.26	-	Material Assets
Schedule 9.5(A)(3)	-	Lenders' Accounts
Schedule 11.8	-	Authorized Signatures
Schedule 11.10	-	Notice Addresses

Schedule A	-	Definitions
Schedule B	-	intentionally omitted
Schedule C	-	Cash Management Systems
Schedule D	-	Schedule of Documents
Schedule E	-	Tuning System Patents
Schedule F	-	Term Loan Commitments
Schedule G	-	Fiscal Periods


		THIS TERM LOAN AGREEMENT, dated as of May 10, 1995 among ZENITH ELECTRONICS CORPORATION, a Delaware corporation
("Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders (the "Agent"), THE BANK OF NEW
YORK COMMERCIAL CORPORATION, a New York corporation ("BNYCC"), as Lender, and CONGRESS FINANCIAL CORPORATION, a California corporation ("Congress"), as Lender.

                              RECITALS
                            -----------


A. 	The Borrower desires to borrow Forty Million
Dollars ($40,000,000) and, subject to the terms hereof, the Lenders are willing to provide such financing.

B. 	Capitalized terms used in this Agreement shall have
the meanings ascribed to them in Schedule A. All Schedules, Exhibits and other attachments hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

		NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. 	AMOUNT AND TERMS OF CREDIT

1.1 	Term Loan.  (a)  Subject to the terms hereof, each
Lender agrees to advance to Borrower on the date hereof, its Pro
Rata Share of a loan (the "Term Loan") in the aggregate principal amount of Forty Million Dollars ($40,000,000).

(b) 	Borrower shall execute and deliver to each Lender a
promissory note in the principal amount of the Pro Rata Share of the Term Loan funded by such Lender, dated the Closing Date and substantially in the form of Exhibit A hereto (each, a "Term Note").

1.2 	Amortization.  Borrower shall repay the Term Loan
to Agent for the benefit of the Lenders in twelve (12) consecutive quarterly payments (the "Scheduled Installments"), payable on the last day of each of the following calendar quarters, commencing
September 30, 1995, in the following respective amounts:

           Payment Date                    Scheduled Installments
  -------------------------------      ------------------------------
 September 30, and
  December 31, 1995                           $  1,500,000 each
 March 31, June 30, September 30
  and December 31, 1996	                      $  1,750,000 each
 March 31, June 30, September 30
  and December 31, 1997	                      $  2,500,000 each
 March 31, 1998	                              $  2,500,000
 June 30, 1998	                               $ 17,500,000



The final Scheduled Installment shall be in the amount of $17,500,000 or the then outstanding principal balance of the Term
Loan.

1.3 	Mandatory Prepayments.  (a)  If Borrower has
elected to have the Floating Rate apply to the Term Loan in accordance with Section 1.7(a) hereof: (1) Borrower shall deliver to Agent within ten (10) Business Days following the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 1995, a report, certified by its Chief Financial Officer, setting forth all revenue received by Borrower during the preceding Fiscal Quarter under the Tuning System Patent Licenses, and (2) if 25% of the revenues received by Borrower during any Fiscal Quarter under the Tuning System Patent Licenses exceeds the Scheduled Installment paid or payable as of the last day of the corresponding calendar quarter, Borrower shall pay such excess to Agent for the benefit of the Lenders concurrently with the delivery of the applicable quarterly report. Each prepayment in accordance with this Section 1.3(a) shall be applied to the Scheduled Installments in inverse order of maturity.

(b) 	Borrower shall prepay the Term Loan in full upon
payment in full of the Revolving Credit Loan and termination of the Revolving Loan Agreement, unless the Revolving Credit Loan is replaced by a similar working capital facility of not less than $90 million and not more than $110 million on terms satisfactory to each Lender and subject to an intercreditor agreement containing terms satisfactory to each Lender in its sole and absolute discretion, which terms may differ from those of the Intercreditor Agreement.

1.4 	Voluntary Prepayments.  Borrower may voluntarily
prepay the Term Loan in whole or in part at any time; provided that Borrower shall notify Agent at least thirty (30) days prior to a prepayment in full of the Term Loan.

1.5 	Prepayment Fees and Interest.  Each prepayment of
the Term Loan shall be accompanied by payment of all interest accrued on the amount so prepaid. Each voluntary prepayment of the Term Loan on or prior to the first anniversary of the Closing Date shall be accompanied by a premium in the amount of one percent (1%) of the principal amount prepaid. If Borrower has elected to have the Term Loan bear interest at a Fixed Rate in accordance with
Section 1.7(a), each prepayment of the Term Loan, whether voluntary or mandatory, shall be accompanied by a breakage fee, calculated as
set forth below.    The breakage fee shall be equal to an amount
(which for purposes hereof shall not be deemed less than zero) equal to the present value, for each remaining year of the Term Loan, of (x) the yield as reported on the Closing Date in the Federal Reserve statistical release H.15 (519) under the caption "U.S. Government Securities/Treasury Constant Maturities" for a Treasury Note with a term equal to that of the Term Loan (which will be obtained by interpolating between the yield reported on the
H.15 for specific whole years), less (y) the yield as reported on the date of such prepayment in the Federal Reserve statistical release H.15 (519) under the caption "U.S. Government Securities/Treasury Constant Maturities" for a Treasury Note with a term equal to that remaining on the Term Loan (which will be obtained by interpolating between the yield reported on the H.15 for specific whole years) on the date of such prepayment, multiplied by the outstanding principal balance of the Term Loan at the time of prepayment for purposes of calculating such amount for the first Loan Year and by the principal balance that would have been outstanding at the beginning of each successive year in the remaining term of the Term Loan had the amortization schedule set forth in subsection 1.2 hereof been adhered to; provided, that the rate determined in (y) above will be used as the discount rate in computing such present value.

1.6 	Single Loan.  The Term Loan and all of the other
Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured by all of the Collateral.

1.7 	Interest on the Term Loan.  (a)  At Borrower's
election upon irrevocable written notice, which shall have been delivered to Lenders at least one (1) Business Day prior to the Closing Date and attached hereto as Schedule 1.7, the Term Loan shall bear interest at (i) the Base Rate from time to time in effect, plus one and one-half percent (1.5%) per annum (the "Floating Rate") or (ii) the Base Rate as in effect on the Closing Date plus two and two-tenths percent (2.2%) per annum (the "Fixed Rate").

(b) 	If any interest or other payment on the Term Loan
becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) 	Borrower shall pay interest to the Agent for the
ratable benefit of the Lenders, in arrears, on the first day of each calendar month for the preceding calendar month, commencing on June 1, 1995.

(d) 	All computations of interest shall be made by Agent
on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. If applicable, the Floating Rate shall be calculated based on the Base Rate as in effect on each day. Each determination by Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

(e) 	So long as any Default or Event of Default shall
have occurred and be continuing, the interest rate applicable to the Obligations shall be increased, at the option of Agent, by two percent (2%) per annum in excess of the Fixed Rate or the Floating Rate from time to time in effect, as applicable (the "Default Rate").

(f) 	Notwithstanding anything to the contrary set forth
in this Section 1.7, if, at any time until payment in full of all of the Obligations, the rate of interest payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, from the making of such advances hereunder is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, the interest rate payable hereunder shall be the rate of interest provided in Sections 1.7(a) through (e) of this Agreement, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this
Section 1.7(f), shall make a final determination that a Lender has received interest hereunder or under any of the other Loan Documents in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid hereunder, then to the outstanding principal of the Obligations, then to Fees and any other unpaid Obligations and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

1.8 	Use of Proceeds.  Borrower shall utilize the
proceeds of the Term Loan solely for (i) the payment of Fees and expenses in connection with the transactions contemplated hereby and (ii) the financing of Borrower's and its Material Subsidiaries' working capital needs.

1.9 	Fees.  Borrower shall pay to GE Capital,
individually, the fees specified in that certain Fee Letter dated as of April 16, 1995 (the "GE Capital Fee Letter"), between Borrower and GE Capital at the times specified for payment therein. On the Closing Date, Borrower shall pay to Agent for the ratable benefit of Lenders a closing fee in the amount of Two Hundred Fifty Thousand Dollars ($250,000).

1.10 	Cash Management Systems.  On or prior to the
Closing Date, Borrower will establish, and Borrower will maintain, the cash management systems described on Schedule C.

1.11 	Receipt of Payments.  Borrower shall make each
payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. For purposes of computing interest and fees, (a) all payments consisting of cash, wire or electronic transfers in immediately available funds shall be deemed received upon deposit in the Collection Account and notice to Agent of such deposit, and (b) all payments consisting of checks, drafts or similar non-cash items shall be deemed received upon receipt of good funds following deposit of such payment in the Collection Account and notice to Agent of such deposit.

1.12 	Application and Allocation of Payments.  Borrower
irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received from or on behalf of Borrower, and Borrower irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrower and in repayment of the Term Loan, as Agent may deem advisable, notwithstanding any previous entry by Agent upon the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, the same shall be applied in the following order: (i) to then due and payable Fees and expenses payable to Agent or any Lender; (ii) to then due and payable interest payments; (iii) to Obligations other than Fees, expenses and interest and principal payments; and (iv) to then due and payable principal payments on the Term Loan.

1.13 	Borrower's Loan Account and Accounting.  Agent
shall maintain a loan account (the "Loan Account") on its books to record: (a) all payments made by Borrower and (b) all other appropriate debits and credits as provided in this Agreement with respect to the Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. Borrower shall pay all Obligations as such amounts become due or are declared due pursuant to the terms of this Agreement.

		The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect
Borrower's obligation to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions reflected in the Loan Account and setting forth the balance of the Loan Account.
Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within 30 days after the date any such accounting is rendered, shall notify
Agent in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly and reasonably objected to in such notice shall be deemed to be disputed by Borrower. Agent's determination, based upon the facts available, of any item objected to by Borrower in such notice shall (absent manifest error) be final, binding and conclusive on Borrower, unless Borrower shall notify Agent of its continued objection within 30 days following Agent's notifying Borrower of such determination.

1.14 	Indemnity.  (a)  Borrower shall indemnify and hold
each of Agent, Lenders and their respective Affiliates, officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended under this Agreement and the other Loan Documents or in connection with or arising out of the transactions contemplated hereunder and thereunder, including any and all Environmental Liabilities and Costs; provided that Borrower shall not be liable for any indemnification to such Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from such Indemnified Person's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted. NEITHER AGENT, ANY LENDER NOR ANY OTHER INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR DIRECT, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED UNDER THE LOAN DOCUMENTS.

(b) 	Borrower hereby acknowledges and agrees that
neither Agent nor any Lender (i) is now, or has ever been, in control of Borrower's or any of its Subsidiaries' affairs or (ii) has the capacity through the provisions of the Loan Documents or otherwise to influence Borrower's or any of its Subsidiaries' conduct with respect to the ownership, operation or management of any property.

1.15 	Access.  Borrower shall provide full access during
normal business hours, from time to time upon one (1) Business Day's prior notice, to Agent and any of its officers, employees, designees, agents and representatives, as frequently as Agent determines, in its sole discretion, to be appropriate (unless a Default or Event of Default shall have occurred and be continuing, in which event Agent and its officers, employees, designees, agents and representatives shall have access at any and all times and without any notice), to the properties, facilities, books, records, suppliers, customers, advisors and employees (including officers) of Borrower and its Subsidiaries, to the Collateral and, either through Borrower or with Borrower present (unless a Default or Event of Default shall have occurred and be continuing, in which event Agent and its officers, employees, designees, and agents shall have access directly without going through Borrower or having Borrower present), to the accountants (including Arthur Andersen
LLP) of Borrower and its Subsidiaries. Without limiting the generality of the foregoing, Borrower shall (i) permit Agent, and any of its officers, employees, agents and representatives, to inspect, audit and make extracts from all of Borrower's and its Subsidiaries' records, files and books of account and (ii) permit Agent, and any of its officers, employees, agents and representatives, to inspect, review and evaluate the Accounts, Inventory and Borrower's and its Subsidiaries' books and other records, at Borrower's and its Subsidiaries' locations and at premises not owned by or leased to Borrower or any Subsidiary of Borrower. Borrower shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books, records, board minutes, contracts, insurance policies, environmental audits and reports, business plans, files, financial statements (actual and pro forma), filings with federal, state, local and foreign regulatory agencies, and other instruments and documents which Agent may reasonably request. Borrower shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person which maintains records for Borrower or any Subsidiary of Borrower, and, if any of the records of Borrower or any Subsidiary of Borrower are maintained with any service bureau or other Person, shall maintain duplicate records or supporting documentation on media, including on computer tapes and discs owned by Borrower. Borrower shall instruct its certified public accountants and its banking and other financial institutions to make available to Agent, and its officers, employees, agents and representatives, such information and records as Agent may from time to time reasonably request. Notwithstanding the foregoing, Borrower and its Subsidiaries shall not be required to make available to Agent, and its officers, employees, designees, agents and representatives, contracts or other agreements between Borrower or any of its Subsidiaries and another Person if (i) the disclosure thereof would violate any government security clearance regulation applicable to such Person or destroy any attorney-client privilege that exists in connection with such information or (ii) such contract or other agreement contains a confidentiality provision prohibiting its provision to Agent, and its officers, employees, designees, agents and representatives; provided, that, Borrower and its Subsidiaries shall use their best efforts to obtain the consent of any other Persons party to any such contract or other agreement to the provision of such contract or other agreement to Agent, and its officers, employees, designees, agents and representatives; and, provided, further, that, in the event Borrower and its Subsidiaries are unable to obtain such consent, Borrower and its Subsidiaries shall provide Agent, and its officers, designees, agents and representatives, with copies of such contract or other agreement from which the confidential and privileged information has been redacted.

1.16 	Taxes.  (a)  Any and all payments by Borrower
hereunder or in respect of the Term Notes shall be made, in accordance with this Section 1.16, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or in respect of the Term Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.16) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

(b) 	Except as Borrower shall otherwise consent, each
Lender hereby severally (but not jointly) represents that under applicable law and treaties in effect on the date of this Agreement no Taxes will be required to be withheld by Borrower with respect to any payments to be made to such Lender in respect of this Agreement, the other Loan Documents or the Term Loan. Each Lender, if any, organized under the laws of a jurisdiction outside of the United States (a "Foreign Lender") as to which payments to be made in respect of this Agreement, the other Loan Documents or the Term Loan are wholly or partially exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent (i) two (2) copies of a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to such Foreign Lender's entitlement to such exemption with respect to payments to be made to such Foreign Lender in respect of this Agreement, the other Loan Documents or the Term Loan (a "Certificate of Exemption") or (ii) a letter from any such Foreign Lender stating that it is not entitled to any such exemption (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent.

		 If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender in respect of this Agreement, the other Loan Documents and the Term Loan and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the immediately preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding; provided, that all such withholding shall cease upon any delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

(c) 	Borrower shall indemnify and pay, within 10 days of
demand therefor, Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.16) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(d) 	Within 30 days after the date of any payment of
Taxes, Borrower shall furnish to Agent, at its address referred to in Section 11.10, the original or a certified copy of a receipt evidencing payment thereof.

1.17 	Capital Adequacy and Other Adjustments.  In the
event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its Pro Rata Share of the Term Loan hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, however, that, notwithstanding the foregoing, Borrower shall have no obligation to make any such payment in the event, if any, that such notice and demand was sent by such Lender more than ninety (90) days after it became aware of such law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

2. 	CONDITIONS PRECEDENT

2.1 Conditions to Funding the Term Loan.

		Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Agent and Lenders hereunder, Borrower shall have no rights under this Agreement (but shall have all applicable obligations hereunder), and no Lender shall be obligated to make its Pro Rata Share of the Term Loan or take, fulfill or perform any other action hereunder from and after the date hereof, until the following conditions have been satisfied, in Agent's sole discretion, or waived in writing by
Agent:

(a) 	This Agreement or counterparts hereof shall have
been duly executed by, and delivered to, Borrower, Agent and each Lender.

(b) 	Agent shall have received such guaranties,
documents, instruments, agreements and legal opinions as Agent may request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including the Domestic Subsidiaries Guaranty and all documents, instruments, agreements and legal opinions listed in the Schedule of Documents, each in form and substance satisfactory to Agent.

(c) 	The transactions contemplated by the Revolving Loan
Agreement shall have been consummated.

(d) 	Agent shall have received evidence satisfactory to
Agent that Borrower has obtained consents and acknowledgments of all Persons whose consents and acknowledgments may be required, including, but not limited to, all requisite Governmental Authorities, to the terms, and to the execution and delivery, of this Agreement, the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(e) 	Borrower shall have paid to the Lenders and GE
Capital of all Fees required to be paid at or prior to the Closing Date under the terms hereof and of the GE Capital Fee Letter.

(f) 	Since December 31, 1994, there shall have been (i)
no event the occurrence of which could have a Material Adverse Effect on the business, operations or prospects of Borrower, Borrower and its Subsidiaries, taken as a whole, or Borrower and the Guarantor Subsidiaries, taken as a whole; (ii) no litigation will have commenced which, if successful, could have any such Material Adverse Effect or could challenge any of the transactions contemplated by this Agreement and the other Loan Documents; (iii) no dividends or other distributions to Borrower's stockholders;
(iv) no increase in liabilities, liquidated or contingent, and no decrease in assets of Borrower or any Guarantor Subsidiary which could have a Material Adverse Effect; and (v) no event the occurrence of which could have a Material Adverse Effect on the financial condition of Borrower or any Guarantor Subsidiary, except as reflected in Borrower's financial statements as of April 1, 1995 which have been delivered to Agent.

(g) 	Agent, on behalf of Lenders, shall have received a
letter satisfactory in form and substance to Agent signed by Borrower's independent certified public accountants, Arthur
Andersen LLP, affirming that Agent and Lenders are entitled to rely upon Arthur Andersen LLP's certification of Borrower's financial statements.

3. 	REPRESENTATIONS AND WARRANTIES

		To induce Lenders to make the Term Loan as herein provided for, Borrower makes the following representations and warranties to Agent and each Lender, each and all of which shall be true and correct as of the date of execution and delivery of this Agreement, and shall survive the execution and delivery of this
Agreement:

3.1 	Corporate Existence; Compliance with Law.  Borrower
and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has been duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (ii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (iii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction over it, except to the extent, if any, that failure to have such licenses, permits, consents or approvals, to have made such filings, or to have given such notices, either individually or in the aggregate, would not have a Material Adverse Effect; (iv) is in compliance with its certificate or articles of incorporation and bylaws; and (v) is in compliance with all applicable provisions of law, except for any noncompliance which, either individually or in the aggregate with all circumstances of noncompliance, could not have or result in a Material Adverse Effect.

3.2 	Executive Offices.  As of the Closing Date, the
location of Borrower's and each Subsidiary of Borrower's executive offices and principal place of business is set forth on Schedule
3.2 and, except as set forth on Schedule 3.2, none of such locations have changed within the past six (6) months.

3.3 	Corporate Power; Authorization; Enforceable
Obligations. The execution, delivery and performance by Borrower and the Guarantor Subsidiaries of this Agreement and the other Loan Documents and all instruments and documents to be delivered by Borrower or any Guarantor Subsidiary hereunder and thereunder (in each case, to the extent such Person is a party thereto) and the creation of all Liens provided for herein and therein: (i) are within Borrower's and each Guarantor Subsidiary's corporate power;
(ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) are not in contravention of any provision of Borrower's or any Subsidiary of Borrower's certificate or articles of incorporation or bylaws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any Subsidiary of Borrower is a party or by which Borrower or any Subsidiary of Borrower or any of its or their assets or properties is bound, where the consequence of such conflict, breach, termination, default or acceleration could have or result in a Material Adverse Effect; (vi) will not result in the creation or imposition of any Lien upon any of the assets or properties of Borrower or any Subsidiary of Borrower other than those on the assets and properties Borrower and the Guarantor Subsidiaries in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(d), all of which will have been duly obtained, made or complied with prior to the Closing Date. At or prior to the Closing Date, this Agreement and each of the other Loan Documents shall have been duly executed and delivered on behalf of or for the benefit of Borrower and the Guarantor Subsidiaries and each shall then constitute a legal, valid and binding obligation of Borrower and the Guarantor Subsidiaries enforceable against Borrower and the Guarantor Subsidiaries in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by application of general principles of equity.

3.4 	Financial Statements.  Borrower has delivered the
financial statements identified on Schedule 3.4 and each such financial statement complies with the description thereof contained on Schedule 3.4.

3.5 	Collateral Reports.  Borrower has delivered the
Collateral Reports identified on Schedule 3.5 and each such Collateral Report complies with the description thereof contained on Schedule 3.5.

3.6 	Material Adverse Effect.  Neither Borrower nor any
of its Subsidiaries, as of December 31, 1994, had any obligations, contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the consolidated pro forma balance sheet of Borrower and its Subsidiaries dated as of such date and which could, alone or in the aggregate, have or result in a Material Adverse Effect. Between December 31, 1994 and the Closing Date, there has been (i) no event the occurrence of which could have a Material Adverse Effect on the business, operations or prospects of Borrower, Borrower and its Subsidiaries, taken as a whole, or Borrower and the Guarantor Subsidiaries, taken as a whole, (ii) no litigation which, if successful, could have any such Material Adverse Effect or could challenge any of the transactions contemplated by this Agreement and the other Loan Documents, (iii) no increase in liabilities, liquidated or contingent, and no decrease in assets of Borrower or any Guarantor Subsidiary which could have a Material Adverse Effect and (iv) no event the occurrence of which could have a Material Adverse Effect on the financial condition of Borrower or any Guarantor Subsidiary, except as reflected in Borrower's financial statements as of April 1, 1995, which have been delivered to Agent. Since December 31, 1994 and until the Closing Date, no dividends, advances or other distributions have been declared, paid or made upon any Stock of Borrower and no shares of Stock of Borrower have been, or are now required to be, redeemed, retired, purchased or otherwise acquired for value by Borrower.

3.7 	Ownership of Property; Liens.  (a) Except as
described on Schedule 3.7, the real estate listed on Schedule 3.7 constitutes all of the real property owned, leased or used in its business by Borrower or any Subsidiary of Borrower. Borrower, or such Subsidiary of Borrower, as applicable, (i) holds title to all of its owned real estate, subject to no Liens other than Permitted Encumbrances, and has valid leasehold interests in all of its Leases (both as lessor and lessee, sublessee or assignee), all as described on Schedule 3.7, and (ii) holds title to, or valid leasehold interests in, all of its other properties and assets, and none of the properties or assets of Borrower or any Subsidiary of Borrower are subject to any Liens, except Permitted Encumbrances. Borrower or such Subsidiary of Borrower, as applicable, has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings and other actions necessary to establish, protect and perfect Borrower's or such Subsidiary's, as appropriate, right, title and interest in and to all such real estate and other assets and properties that are material to the conduct of its business or at which Collateral is located. Except as described on Schedule 3.7, (i) neither Borrower or any Subsidiary of Borrower nor, to the knowledge of Borrower, any other party to any such Lease described on Schedule 3.7 is in material default of its obligations thereunder or has delivered or received any notice of termination under any such Lease, and no event has occurred which, with the giving of notice, the passage of time or both, would constitute a material default under any such Lease; (ii) on the Closing Date, neither Borrower nor any Subsid-iary of Borrower owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by Borrower or any Subsidiary of Borrower except as set forth on Schedule 3.7; and (iii) on the Closing Date, no portion of any real property owned or leased by Borrower or any Subsidiary of Borrower has suffered any material damage by fire or other casualty loss or a Release which has not heretofore been completely repaired and restored to its original condition or is being remedied. All permits required to have been issued or appropriate to enable the real property owned or leased by Borrower and its Subsidiaries, and material to the conduct of their respective businesses or at which any Collateral is located, to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect.

3.8 	Restrictions; No Default.  No contract, lease,
agreement or other instrument to which Borrower or any Subsidiary of Borrower is a party or by which it or any of its properties or assets is bound or affected and no provision of applicable law or governmental regulation has or results in a Material Adverse Effect or could have or result in a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower is in default, and, to Borrower's knowledge, no third party is in default, under or with respect to any contract, agreement, lease or other instrument to which it is a party where the consequence of such default, either individually or when considered in the aggregate with all such defaults, could have or result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.9 	Labor Matters.  There are no strikes which have
lasted more than seven (7) Business Days, or, as of the Closing Date, other material labor disputes, against Borrower or any Subsidiary of Borrower that are pending or, to Borrower's knowl-edge, threatened. Hours worked by and payment made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from Borrower or any Subsidiary of Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Borrower or the applicable Subsidiary, as appropriate. As of the Closing Date, neither Borrower nor any Subsidiary of Borrower has any obligation under any collective bargaining agreement or any employment agreement except as set forth on Schedule 3.9 hereto, a true and complete copy of each of which has been furnished to Agent. As of the Closing Date, there is no organizing activity involving Borrower or any Subsidiary of Borrower pending or threatened by any labor union or group of employees. As of the Closing Date, except as set forth on Schedule 3.9, there are no representation proceedings pending or, to Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower or any Subsidiary of Borrower has made a demand for recognition.
As of the Closing Date, except as set forth on Schedule 3.9, there are no complaints or charges involving an amount in excess of $400,000 against Borrower or any Subsidiary of Borrower pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Borrower or any Subsidiary of Borrower.

3.10 	Joint Ventures, Subsidiaries and Affiliates;
Outstanding Stock and Indebtedness.  Except as set forth on
Schedule 3.10 or as otherwise expressly permitted by the terms of this Agreement: (i) Borrower has no Subsidiaries, is not engaged, directly or indirectly through a Subsidiary or otherwise, in any joint venture or partnership with any other Person, and is not an Affiliate of any Person other than a Subsidiary of Borrower; (ii) there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue or sell any Stock or other equity security of Borrower and; (iii) Borrower is the sole direct or indirect beneficial owner of the stock of all of its Subsidiaries. Except as set forth on Schedule 3.10, on the Closing Date, to Borrower's knowledge, no stockholder of Borrower owns more than five percent (5%) of any class of its Stock. Except as set forth on Schedule 3.10, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower or any Subsidiary of Borrower may be required to issue or sell any Stock or other equity security of any Subsidiary. As of the Closing Date, all outstanding Indebtedness and all Liens of Borrower and its Subsidiaries are described on Schedule 6.3 and
Schedule 6.7, respectively.

3.11 	Government Regulation.  Neither Borrower nor any
Subsidiary of Borrower is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither Borrower nor any Material Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any other federal, state, local or foreign statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder or under any of the other Loan Documents, and the making of the Term Loan by Lenders, the applica-tion of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents does not and will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission or any Governmen-tal Authority.

3.12 	Margin Regulations.  Neither Borrower nor any
Subsidiary of Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" within the respective meanings of each of the quoted terms under Regulation U or G of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") as now and from time to time hereafter in effect. None of the proceeds of the Term Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. Neither Borrower nor any Subsidiary of Borrower will take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any other Loan Document or any document or instrument delivered pursuant hereto or thereto to violate any regulation of the Federal Reserve Board.

3.13 	Taxes.  As of the Closing Date, all federal, state,
local and foreign tax returns, reports and statements required to be filed by Borrower, or any Subsidiary of Borrower, have been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Borrower and each of its Subsidiaries has paid when due and payable all Charges required to be paid by it. As of the Closing Date, proper and accurate amounts have been withheld by Borrower and each of its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 3.13 sets forth those taxable years for which Borrower's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assess-ments in connection with such audit or otherwise currently outstanding. As of the Closing Date, except as described on
Schedule 3.13, Borrower has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Borrower has not filed a consent pursuant to IRC Section 341(f) or agreed to have IRC
Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by Borrower or any Subsidiary of Borrower is property which Borrower or any Subsidiary of Borrower is required to treat as being owned by any other Person pursuant to the provisions of IRC Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of the IRC Section 168(h). As of the Closing Date, except as set forth on Schedule 3.13, neither Borrower nor any Subsidiary of Borrower has agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Neither Borrower nor any Subsid-iary of Borrower has any obligation under any written tax sharing agreement except as set forth on Schedule 3.13.

3.14 	ERISA. (a)  Schedule 3.14 lists all Plans main-
tained or contributed to by Borrower or any Subsidiary of Borrower and all Qualified Plans maintained or contributed to by any ERISA Affiliate, and separately identifies the Title IV Plans, Multiemployer Plans, any multiple employer plans subject to Section 4064 of ERISA, unfunded Pension Plans, Welfare Plans and Retiree Welfare Plans. Each Qualified Plan, if any, has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA, all of which are true and correct as of the date filed, and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits have been paid in accordance with the provisions of each such Plan. Neither Borrower or any Subsidiary of Borrower nor any ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. With respect to all Retiree Welfare Plans, the present value of future anticipated expenses pursuant to the latest actuarial projections of liabili-ties does not exceed $50,000 and copies of such latest projections have been provided to Agent; with respect to Pension Plans, other than Qualified Plans, the present value of the liabilities for current participants thereunder using the PBGC interest rate for immediate annuities in effect on the Closing Date does not exceed $50,000. Neither Borrower nor any Subsidiary of Borrower has engaged in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan.

(b) 	Except as set forth on Schedule 3.14: (i) no Title
IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur;
(iii) there are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (x) any Plan or its assets, (y) any fiduciary with respect to any Plan or (z) Borrower, any Subsidiary of Borrower or any ERISA Affiliate with respect to any Plan; (iv) neither Borrower or any Subsidiary of Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years neither Borrower or any Subsidiary of Borrower nor any ERISA Affiliate has engaged in a transaction which resulted in a Title IV Plan with Unfunded Liabilities being transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any such entity; (vi) no Plan which is a Retiree Welfare Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant); Borrower, each Subsidiary of Borrower and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the IRC and the regula-tions thereunder; and (vii) no liability under any Plan has been funded, nor has any such obligation been satisfied, with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency.

3.15 	No Litigation.  Except as set forth in writing to
Agent, on behalf of itself and Lenders, in that certain letter of even date herewith (the "Disclosure Letter"), as of the Closing Date, no action, claim or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower, or any Subsidiary of Borrower, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, (i) which challenges Borrower's or any Domestic Subsidiary's right, power or competence to enter into or perform any of its obligations under this Agreement or any of the other Loan Documents, or the validity or enforceability of any Loan Document or any action taken thereunder or (ii) which seeks monetary damages in excess of $400,000 or injunctive relief, nor to the knowledge of Borrower does a state of facts exist which is reasonably likely to give rise to such proceedings.

3.16 	Brokers.  No broker or finder acting on behalf of
Borrower brought about the obtaining, making or closing of the loans made pursuant to this Agreement or the transactions contemplated by the Loan Documents and neither Borrower nor any Subsidiary of Borrower, nor Agent or any Lender by reason of any action of Borrower, has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

3.17 	Patents, Trademarks, Copyrights and Licenses.
Except as otherwise set forth on Schedule 3.17, Borrower owns all licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names necessary to continue to conduct its business as heretofore conducted by it and its Subsidiaries, now conducted by it and its Subsidiaries and proposed to be conducted by it or any of its Subsidiaries each of which is listed, together with Patent and Trademark Office application or registration numbers, where applicable, on Schedule
3.17. Schedule 3.17 lists all tradenames or other names under which Borrower or any Subsidiary of Borrower conducts business. Except as otherwise set forth in the Disclosure Letter, Borrower and each of its Subsidiaries conducts its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. Except as otherwise set forth on Schedule 3.17, there is no infringement or claim of infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower or any Subsidiary of Borrower.

3.18 	Full Disclosure.  No information contained in this
Agreement, any of the other Loan Documents, the Disclosure Letter, the Financial Statements, the Collateral Reports or any written statement furnished by or on behalf of Borrower or any Subsidiary of Borrower pursuant to the terms of this Agreement, which has previously been delivered to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at the Closing Date be fully perfected first priority Liens in and on the Collateral described therein, except as expressly permitted otherwise by the Loan Documents.

3.19 	Hazardous Materials.  As of the Closing Date,
except as set forth in the Disclosure Letter, all real property owned or leased by Borrower or any Subsidiary of Borrower is free of contamination from any Hazardous Material. In addition, the Disclosure Letter discloses all existing or potential environmental liabilities of Borrower and its Subsidiaries of which Borrower has knowledge which could constitute or result in a Material Adverse Effect or any Environmental Liabilities or Costs. As of the Closing Date, except as set forth in the Disclosure Letter, neither Borrower nor any Subsidiary of Borrower has caused or suffered to occur any Release at, under, above or within any real property which it owns or leases. As of the Closing Date, except as set forth in the Disclosure Letter, neither Borrower nor any Subsidiary of Borrower is involved in any operations which are reasonably likely to lead to the imposition of any liability or Lien on it or any of its properties or other assets, or any owner of any premises which it occupies, under the Environmental Laws, and neither Borrower nor any Subsidiary of Borrower has permitted any tenant or occupant of such premises to engage in any such activity.

3.20 	Insurance Policies.  Schedule 3.20 Part II lists
all insurance of any nature maintained for current occurrences by Borrower or any Subsidiary of Borrower, as well as a summary of the terms of such insurance. Borrower covenants that such insurance complies with and shall at all times comply with the standards set forth on Schedule 3.20 Part I.

3.21 	Deposit and Disbursement Accounts.  As of the
Closing Date, Schedule 3.21 lists all banks and other financial institutions at which Borrower or any Domestic Subsidiary of Borrower maintains deposits and/or other accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account and the complete account number.

3.22 	Government Contracts.  As of the Closing Date,
except as set forth on Schedule 3.22 hereto, neither Borrower nor any Subsidiary of Borrower is a party to any contract or agreement with the federal government and none of the Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) relative to the assignment of such Accounts.

3.23 	Customer and Trade Relations.  There exists no
actual or threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of Borrower or any Subsidiary of Borrower with any customer or group of customers of Borrower whose purchases individually or in the aggregate are material to the operations of Borrower, Borrower and its Subsidiaries, taken as a whole, or Borrower and the Guarantor Subsidiaries, taken as a whole; or (b) the business relationship of Borrower or any Subsidiary of Borrower with any supplier material to the operations of Borrower, Borrower and its Subsidiaries, taken as a whole, or Borrower and the Guarantor Subsidiaries, taken as a whole.

3.24 	Non-Material Subsidiaries.  Neither any Non-
Guarantor Domestic Subsidiary nor any other Non-Material Subsidiary has any assets or liabilities, other than (i) assets or liabilities consisting solely of intercompany balances and/or intercompany allocation of tax assets or liabilities, (ii) liabilities (whether contingent or liquidated) of Zenith Electronics Corporation of Pennsylvania with respect to environmental matters as disclosed to Agent and Lenders in the Disclosure Letter (the "Pennsylvania Liabilities"); (iii) with respect to Zenith Electronics (Ireland)
Limited: (y) assets consisting of cash or cash equivalents not exceeding $135,000, in the aggregate and (z) liabilities (whether contingent or liquidated) with respect to accrued accounts payable not yet due and payable, accrued accounts payable subject to dispute, liabilities for taxes filed but not yet finalized and other miscellaneous liabilities and contingencies for which reserves have been estimated and established, all of which liabilities shall not exceed $200,000 in the aggregate (collectively, the "Ireland Assets and Liabilities"); (iv) trade payables incurred in the ordinary course of business consistent with past practices by Interocean Advertising Corporation of California and Interocean Advertising Corporation of Illinois; and
(v) with respect to Non-Material Subsidiaries other than Zenith Electronics Corporation of Pennsylvania and Zenith Electronics (Ireland) Limited other assets with a value not in excess of $50,000. Neither any Non-Guarantor Domestic Subsidiary nor any other Non-Material Subsidiary, except for Interocean Advertising Corporation, Interocean Advertising Corporation of California and Interocean Advertising Corporation of Illinois, carries on any trade or business.

4. 	FINANCIAL STATEMENTS AND INFORMATION

4.1 	Reports and Notices.  (a) Borrower covenants and
agrees that from and after the Closing Date, it shall deliver to Agent and/or Lenders, as required, the Financial Statements, notices and Projections at the times, to the Persons and in the manner set forth on Schedule 4.1(A).

(b) 	Borrower covenants and agrees that from and after
the Closing Date, it shall deliver to Agent and/or Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth on Schedule 4.1(B).

4.2 	Communication with Accountants.  Borrower
authorizes Agent, on behalf of Lenders, to communicate either through Borrower or with Borrower present (and upon the occurrence and during the continuance of any Default or Event of Default, directly and without the presence of Borrower) with its independent certified public accountants and tax advisors and authorizes those accountants to disclose to Agent, on behalf of Lenders, any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Borrower or any of its Subsidiaries.

5. 	AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that, unless Agent and Requisite Lenders shall otherwise consent in writing, from and after the date hereof:

5.1 	Maintenance of Existence and Conduct of Business.
Borrower shall, and shall cause each of its Subsidiaries to: (a) except as otherwise expressly permitted under this Agreement, do or cause to be done all things necessary to preserve and keep in full force and effect Borrower's and each of its Subsidiaries' corporate existence and its rights and franchises; (b) except as otherwise expressly permitted under this Agreement, continue to conduct Borrower's and each of its Subsidiaries' business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its United States, Canadian and Mexican trademarks, patents, trade names, copyrights and all United States, Canadian and Mexican other intellectual property and rights as licensee or licensor thereof, including all rights of Borrower and its Subsidiaries under and pursuant to the Tuning System Patents and the Tuning System Patent Licenses; (d) at all times maintain, preserve and protect all the remainder of Borrower's and each of its Subsidiaries' properties, equipment, fixtures and other assets in use or useful in the conduct of its business, and keep the same in good repair, working order and condition and from time to time make, or cause to be made, all necessary or appropriate maintenance, service, repairs, replace-ments and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and (e) except as otherwise expressly permitted under this Agreement, transact business only in such names as are set forth on Schedule 5.1.

5.2 	Payment of Obligations. (a)  Borrower shall: (i)
pay and discharge or cause to be paid and discharged all Obligations; (ii) so long as there shall not be any Default or Event of Default, pay and discharge, or cause to be paid and discharged, its Indebtedness other than the Obligations at the time such amounts are due and payable; and (iii) subject to Section 5.2(b), pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become in default.

(b) 	Borrower may in good faith contest, by proper legal
actions or proceedings, the validity or amount of any Charges or claims arising under Section 5.2 (a) (iii) above; provided, that at the time of commencement of any such action or proceeding, and during the pendency thereof (i) no Default or Event of Default shall have occurred, (ii) adequate reserves with respect thereto are maintained on the books of Borrower, in accordance with GAAP,
(iii) such contest operates to suspend collection of the contested Charges or claims and such contest is maintained and prosecuted continuously and with diligence, (iv) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest, (v) no Lien shall exist, be imposed or be attempted to be imposed for such Charges or claims during such action or proceeding, (vi) Borrower shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower, and (vii) Agent has not advised Borrower in writing that Agent believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

5.3 	Books and Records.  Borrower shall keep adequate
records and books of account with respect to Borrower's and its Subsidiaries' business activities, in which proper entries, reflecting all of their financial transactions (including consoli-dating transactions), are made in accordance with GAAP and on a basis consistent with the Financial Statements referred to in
Schedule 3.4.

5.4 	Litigation.  Borrower shall notify Agent in
writing, promptly upon learning thereof, of any litigation commenced or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary of Borrower, and of the institution against it of any suit or administrative proceeding, that (a) may involve an amount in excess of $400,000, or (b) seeks injunctive relief or could have or result in a Material Adverse Effect if adversely determined.

17.5 	Insurance.  (a)  Borrower shall, at its sole cost
and expense, maintain the policies of insurance described on
Schedule 3.20 in form and with insurers satisfactory to Agent.
Such policies shall be in such amounts as are set forth on Schedule
3.20 and in no event less than the amounts maintained on the Closing Date, except as otherwise approved in writing in advance by Agent in its sole discretion. Borrower shall notify Agent promptly of any occurrence causing a material loss or decline in value of any real or personal property of Borrower or any of its Subsidiaries and the estimated (or actual, if available) amount of such loss or decline. Except as otherwise specified on Schedule 3.20, Borrower hereby directs all present and future insurers under its "All Risk" policies of insurance to pay all proceeds payable thereunder directly to Agent, on behalf of Lenders as their interests may appear; provided, however, that to the extent that such proceeds are paid solely in respect of the loss of or damage to Excluded Assets, Agent shall release such proceeds to Borrower when and as necessary to pay for the repair, replacement or reconstruction of the Excluded Assets subject to such casualty, provided that: (i) at the time of any requested release of insurance proceeds, no Default or Event of Default shall have occurred and be continuing and (ii) the repair, replacement or reconstruction of such Excluded Assets shall be reasonably anticipated to be completed prior to the Commitment Termination Date. Effective upon the occurrence of any Default or Event of Default and for so long as any Default or Event of Default shall have occurred and be continuing, Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as Borrower's true and lawful agent and attorney in-fact for the purpose of making, settling and adjusting claims under the "All Risk" policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such "All Risk" policies of insurance, and for making all determinations and decisions with respect to such "All Risk" policies of insurance. In the event Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, Agent, without waiving or releasing any Obligations or Default or Event of Default hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto as Agent may deem advisable. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable, on demand, by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral; provided, that, if and to the extent that Borrower fails to promptly pay any of such sums upon Agent's demand therefor, Agent is authorized to, and at its option may, make or cause to be made advances on behalf of Borrower for payment thereof.

(b) 	Agent reserves the right at any time, upon review
of Borrower's and/or any Guarantor Subsidiaries' risk profile, to require additional forms and limits of insurance to, in Agent's sole opinion, both adequately protect Agent's and Lenders' interests in all or any portion of the Collateral and to ensure that Borrower and each Guarantor Subsidiary is protected by insurance in amounts and with coverage customary for businesses engaged in their business. Upon the occurrence and during the continuance of any Default or Event of Default, Agent reserves the right at any time, upon review of Borrower's and/or any Material Subsidiaries' risk profile, to require additional forms and limits of insurance to, in Agent's sole opinion, adequately protect Agent's and Lenders' interests, including, but not limited to, their interests in the Collateral. Borrower shall, if so requested by Agent, deliver to Agent, as often as Agent may request, a report of a reputable insurance broker, satisfactory to Agent with respect to its insurance policies.

(c) 	Borrower shall deliver to Agent endorsements (i) to
all "All Risk" and business interruption insurance naming Agent loss payee, on behalf of itself and Lenders, and (ii) to all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as an additional insured.

5.6 	Compliance with Laws.  Borrower and each of its
Subsidiaries shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to licensing, environmental, consumer credit, truth-in-lending, ERISA and labor matters, except for those which if not complied with, either individually or in the aggregate, could have or result in a Material Adverse Effect.

5.7 	Agreements.  Borrower and each of its Subsidiaries
shall perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, including any leases and customer contracts to which it is a party, where the consequence of failure to so perform could have or result in a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower shall terminate or modify any provision of any agreement to which it is a party which termination or modification could have or result in a Material Adverse Effect.

5.8 	Supplemental Disclosure.  On the request of Agent
(in the event that such information is not otherwise delivered by Borrower to Agent pursuant to this Agreement), so long as there are Obligations outstanding hereunder, but not more frequently than once every three (3) months, Borrower will supplement each schedule or representation herein with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or represen-tation which has been rendered inaccurate thereby; provided, however, that such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Agent and Requisite Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver of any Default or Event of Default disclosed therein.

5.9 	Employee Plans.  Borrower shall notify Agent of (i)
to the extent that any of the following individually, or that all of the following in the aggregate, exceeds $400,000, any and all claims, actions, or lawsuits asserted or instituted, and any and all threatened litigation or claims in connection with any Plan maintained, at any time, by Borrower, any Subsidiary of Borrower or any ERISA Affiliate, or to which Borrower, any Subsidiary of Borrower or any ERISA Affiliate has or had at any time any obligation to contribute and (ii) the occurrence of any Reportable Event with respect to any Pension Plan of Borrower, any Subsidiary of Borrower or any ERISA Affiliate.

5.10 	Environmental Matters.  Borrower and each
Subsidiary of Borrower shall (i) comply in all respects with the Environmental Laws applicable to it, where the consequence of failure to so comply, either individually or when considered in the aggregate with all such failures to so comply, could have or result in a Material Adverse Effect, (ii) notify Agent promptly after Borrower becomes aware of any Release upon any premises owned or occupied by Borrower or any Subsidiary of Borrower if such Release requires reporting to a Governmental Authority and (iii) promptly forward to Agent a copy of any order, notice, permit, application or any communication or report received by Borrower in connection with any such Release or any other matter relating to the Environmental Laws that may affect such premises or Borrower or any Subsidiary of Borrower. The provisions of this Section 5.10 shall apply whether or not the Environmental Protection Agency, any other federal agency or any state, local or foreign environmental or other agency has taken or threatened any action in connection with any Release or the presence of any Hazardous Materials.

5.11 	Landlords' Agreements and Bailee Letters.  Borrower
shall use its best efforts to obtain a landlord's agreement in form and substance acceptable to Agent from the lessor of each leased premises currently being used by Borrower or any Guarantor Subsidiary and the lessor of any new leased premises, in each case where Collateral is currently or may be located. Borrower shall use its best efforts to obtain a bailee letter in form and substance acceptable to Agent with respect to each warehouse currently being used by Borrower or any Guarantor Subsidiary and with respect to any warehouse used in the future, in each case where Collateral is currently or may be located.

5.12 	Public Offering Proceeds.  Unless Agent shall
otherwise agree, Borrower shall apply the entire net cash proceeds from any sale of Stock permitted under Section 6.18 hereof, first, to the Indebtedness outstanding under the Revolving Loan Agreement and, upon payment in full thereof, for any other legally permissible purpose.

5.13 	Notice of Labor Matters.  Borrower shall provide
prompt notice to Agent of (i) any strike or other material labor dispute against Borrower or any Subsidiary of Borrower, (ii) any organizing efforts involving Borrower or any Subsidiary of Borrower by any labor union or group of employees, and (iii) any complaints or charges against Borrower or any Subsidiary of Borrower filed with any federal, state, local or foreign court, governmental agency or arbitrator involving an amount in excess of $400,000 and based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower or any Subsidiary of Borrower of any individual. Borrower shall provide prompt notice to Agent of any collective bargaining agreement or employment agreement with any officer entered into by Borrower or any Material Subsidiary with any other Person and, together with such notice, shall provide Agent with a copy of any such collective bargaining agreement or employment agreement.

5.14 	Government Contracts.  Borrower shall designate in
the monthly report delivered to Agent pursuant to Section 4.1(b) all Accounts arising out of any contract or agreement entered into by Borrower or any Subsidiary with the federal government. In addition, Borrower shall inform Agent, at any time and from time to time upon Agent's request, as to whether or not such contract or agreement is subject to the Federal Assignment of Claims Act (31 U.S.C. 3727) and, if subject to the Federal Assignment of Claims Act, whether or not Borrower or the appropriate Subsidiary has complied with such Act (providing evidence thereof if it has so complied). Notwithstanding the foregoing, so long as the Revolving Credit Loan is outstanding, Borrower's obligations under this
Section 5.14 shall be suspended.

5.15 	Intellectual Property.  If, upon the payment in
full of the Revolving Credit Loan and termination of the commitments to make the Revolving Credit Loan, the Term Loan remains outstanding, Borrower and each Guarantor Subsidiary shall thereupon enter into Copyright Assignments and Trademark
Assignments in form and substance reasonably acceptable to Agent.

6. 	NEGATIVE COVENANTS

		Borrower covenants and agrees that, without Agent's and Requisite Lenders' prior written consent, from and after the date hereof:

6.1 	Mergers, Etc.  Neither Borrower nor any Subsidiary
of Borrower shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person or form any Subsidiary, except that so long as no Default or Event of Default shall have occurred and be continuing or would result after giving effect thereto: (i) any Domestic Subsidiary may be merged with and into any other Domestic Subsidiary or Borrower upon not less than thirty (30) days' prior written notice to Agent and delivery to Agent of executed UCC-1 financing statements and such other documents and filings as may be necessary or appropriate to maintain Agent's perfected security interest in the Collateral; (ii) upon not less than thirty (30) days prior written notice to Agent, Borrower may form additional Domestic Subsidiaries if necessary to prudently manage or reduce state or local tax liabilities; provided that if assets with a value in excess of $25,000 are contributed to the capital of or otherwise transferred to such Subsidiary, it shall within ten (10) days thereafter (A) become a Guarantor Subsidiary, (B) become a party to the Domestic Subsidiaries Guaranty, the Security Agreement and the Guarantor Contribution Agreement and (C) shall execute and deliver to Agent executed UCC-1 financing statements and such other documents and filings as may be necessary to obtain a first priority perfected security interest in any Collateral of that Domestic Subsidiary; and (iii) upon not less than ten (10) days' prior written notice to Agent, Borrower may form a Domestic Subsidiary for the purpose of acquiring the finished goods bearing Borrower's brand name from a distributor of Borrower the distributor agreement of which has been terminated by Borrower or such distributor or which distributor is insolvent and is likely to sell those finished goods at distressed prices, and such Domestic Subsidiary may acquire those finished goods; provided that (A) the aggregate net cash outlay made with respect to the acquisitions of such finished goods shall not exceed $5,000,000, (B) neither Borrower nor any Subsidiary, including any Subsidiary formed in connection therewith, shall assume or incur any liability, express or implied, of such distributor, other than those unsecured liabilities (other than Indebtedness), if any, which directly relate to the finished goods Inventory being repurchased, and (C) Borrower shall within ten (10) days after the formation of that Domestic Subsidiary cause it to comply with provisions of clause
(ii) above regarding newly formed Domestic Subsidiaries with assets in excess of $25,000.

6.2 	Investments, Loans and Advances.  Borrower shall
not, and shall not cause or permit any Subsidiary to, directly or indirectly, make any investment in, or make or accrue loans or advances to any Person, through the direct or indirect lending of money, holding of securities or otherwise, except for the following:

		(A)	So long as no Default or Event of Default shall
have occurred and be continuing or would result after giving effect thereto, intercompany loans by Borrower to any Material Subsidiary or by any Subsidiary to Borrower; provided that in the case of intercompany loans to any such Subsidiary: (i) such loans shall be made solely in the ordinary course of business for the working capital needs of such Subsidiary or Capital Expenditures made or committed to by such Subsidiary solely in the ordinary course of its business; (ii) at the time such intercompany loans are to be made, those intercompany loans together with cash on hand or on deposit held by such Subsidiary shall not exceed the cash needs of that Subsidiary for working capital and Capital Expenditures which it is contractually obligated to pay during the period of ten (10) consecutive days following any date of determination; and (iii) such intercompany loans shall be reflected on the books and records of Borrower and shall be summarized in the monthly financial statements delivered to Agent in accordance herewith (collectively, "Intercompany Loans").

		(B)	Investments in Subsidiaries permitted in accordance
with Section 6.1 hereof.

		(C)	Loans to employees permitted in accordance with
Section 6.4 hereof.

		(D)	Investments in Foreign Subsidiaries arising from
the contribution to capital of Intercompany Loans owing by such Foreign Subsidiaries to the extent necessary (i) to comply with the capitalization requirements of the laws of the jurisdictions in which such Subsidiaries are incorporated and (ii) for tax planning purposes; provided, that the amount of such Investments in Foreign Subsidiaries made after the date hereof for tax planning purposes shall not exceed $20,000,000 in the aggregate.

		(E)	Investments by Borrower in its Subsidiaries as in
existence on the Closing Date.

		(F)	So long as no Default or Event of Default shall
have occurred and be continuing, Borrower and its Subsidiaries may invest in (i) short term obligations of, or fully guaranteed by, the United States government; (ii) commercial paper rated A-1 or better by Standard and Poors or P-1 or better by Moody's; or (iii) certificates of deposit issued by or time deposits with commercial banks having capital and surplus in excess of $100,000,000 and no set off rights against Borrower or any Subsidiary (other than for normal and customary service charges or returned checks), but, in each case with respect to Domestic Subsidiaries, only to the extent necessary (a) to invest funds overnight that are not swept from Borrower's and its Domestic Subsidiaries' cash management systems maintained in accordance with Schedule C, (b) to the extent necessary to invest funds which are permitted to be maintained in bank accounts under Section 6.20(ii) or 6.20(iii) (which funds may only be invested in investments satisfying the requirements of
(iii) immediately above), or (c) to the extent necessary to invest funds so long as the advances outstanding under the Revolving
Credit Loan have been reduced to zero.

		(G)	Joint ventures formed between Borrower or any
Subsidiary and any Person that is not an Affiliate of Borrower; provided that (i) neither Borrower nor any Subsidiary shall contribute or be obligated to contribute any cash or cash equivalents or other assets other than non-exclusive licenses to use Patents to that joint venture and (ii) neither Borrower nor any Subsidiary shall guarantee or be liable in any manner for any debts or liabilities of that joint venture.

		(H)	Advances by Borrower or any Domestic Subsidiary for
payment of Taxes for up to ten days prior to the due date of such Taxes in an amount not exceeding $5,250,000 in the aggregate at any time, to one or more providers of payroll tax payment services
("Service Company") selected by Borrower, and reasonably acceptable to Agent (such acceptance subject to reasonable prior notice to Agent of the identity of such Service Company) which Service
Company shall have established, in the reasonable credit judgment of Borrower, through net worth, insurance, security bond or otherwise, such Service Company's ability to fulfill the tax obligation against which funds have been advanced.

6.3 	Indebtedness.  Borrower shall not and shall not
cause or permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Indebtedness, except:

		(A)	The Obligations;

		(B)	Indebtedness outstanding on the date hereof as set
forth on Schedule 6.3 hereto;

		(C)	Indebtedness secured by Liens set forth on Schedule
6.7 or Permitted Encumbrances;

		(D)	Indebtedness incurred in accordance with Section
6.26 hereof;

		(E)	Intercompany Loans permitted in accordance with
Section 6.2 hereof;

		(F)	Surety bonds entered into, solely in the ordinary
course of Borrower's or such Subsidiary's business;

		(G)	Insurance premium financing incurred solely in the
ordinary course of Borrower's business consistent with past practice;

		(H)	Subordinated indebtedness on terms and conditions
and subordinated in right of payment to the Obligations in a manner, satisfactory to Agent in its sole discretion in all respects;

		(I)	The Convertible Debentures;

		(J)	The Revolving Credit Loan; and

		(K)	Other Indebtedness not to exceed $1,000,000 in the
aggregate.

6.4 	Employee Loans and Transactions.  Borrower shall
not and shall not cause or permit any Subsidiary to:

		(i) make loans or advances to any employee or Affiliate other than:

			(A)	Intercompany Loans permitted in accordance with
Section 6.2 hereof, or

			(B)	advances for travel and related expenses and
for relocation expenses (including any related tax reimbursements) to Borrower's officers and employees and loans to employees in Mexico, in each case solely in the ordinary course of business consistent with past practice, and not to exceed $1,500,000 in the aggregate for all such amounts outstanding at any time; or

		(ii)	enter into any transactions with any Affiliate
(excluding transactions between or among Borrower and the Guarantor Subsidiaries or Borrower and its Subsidiaries in Mexico to the extent such transactions are in the ordinary course of business in accordance with past practices) except on an arms' length basis on fair and reasonable terms no less favorable to Borrower or the applicable Subsidiary than would be obtained in a transaction with a Person that is not an Affiliate; or

		(iii) except for that certain consulting agreement dated as of July 1, 1994 between the Thomas Group, Inc. and Borrower, as in effect as of the Closing Date and a copy of which has been delivered to Agent, enter into any management consulting, advisory or similar agreement providing for compensation determined by or as a percentage of Borrower's or such Subsidiary's operating performance or income.

6.5 	Capital Structure and Business.  Neither Borrower
nor any Subsidiary of Borrower shall: (i) make any change in any of its business objectives, purposes or operations, (ii) make any change in its capital structure, including the issuance of any shares of Stock, warrants or other securities convertible into Stock, other than as set forth on Schedule 6.5 hereto or permitted under Section 6.18, or any revision of the terms of its outstanding Stock; or (iii) amend its certificate or articles of incorporation or bylaws if such amendment would have an adverse effect upon (i) the Collateral or Agent's security interest therein; (ii) the ability of Borrower or any Guarantor to repay the Obligations; or
(iii) Borrower's or any Subsidiary's ability to comply with any provision of any Loan Document. Neither Borrower nor any Subsidiary of Borrower shall engage in any business other than the business currently engaged in by it.

6.6 	Guaranteed Indebtedness.  Neither Borrower nor any
Subsidiary of Borrower shall incur any Guaranteed Indebtedness except:

		(A) by endorsement of instruments or items of payment for deposit to the general account of Borrower; and

		(B) for Guaranteed Indebtedness incurred for the benefit of Borrower or such Subsidiary of Borrower if the primary obligation constitutes Indebtedness permitted by this Agreement;
and

		(C)	for Guaranteed Indebtedness of Borrower or such
Subsidiary of Borrower under Currency Protection Agreements, but only to the extent entered into solely in the ordinary course of Borrower's or such Subsidiary's business, which, in any event, shall not include any speculative or similar investment purpose;
and

		(D)	guaranties issued by Borrower for the benefit of
any Material Subsidiary solely in the ordinary course of business consistent with past practice with respect to leases, workmen's compensation, performance of contracts, trade payables or customs bonds owing or incurred by such Material Subsidiary solely in the ordinary course of business of such Material Subsidiary consistent with past practices; provided that neither such guaranty nor the underlying obligations so guaranteed constitute Indebtedness or are secured by a Lien and, provided, further, that, so long as any Default or Event of Default shall have occurred and be continuing, Borrower shall not enter into any such guaranty without the prior written consent of Agent.

6.7 	Liens.  Neither Borrower nor any Subsidiary of
Borrower shall create or permit to exist any Lien on any of its properties or other assets, except (A) presently existing or hereafter created Liens in favor of Agent, on behalf of itself and Lenders, (B) Liens set forth on Schedule 6.7, (C) Permitted Encumbrances and (D) Liens created or permitted to be created in accordance with Section 6.26. In addition, neither Borrower nor any Subsidiary of Borrower shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets, including on any Excluded Asset, in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations.

6.8 	Sale of Assets.  Neither Borrower nor any
Subsidiary of Borrower shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets
(including, without limitation, the capital stock of any Subsidiary, any of its Accounts or any of the other Collateral), other than:

		(A)	sales of Inventory in the ordinary course of
business;

		(B)	sales, transfers, conveyances, assignments or other
dispositions of Material Assets permitted in accordance with
Section 6.26; and

		(C)	sales of equipment or fixtures to Persons that are
not Affiliates of Borrower or any Subsidiary which are obsolete or not used or usable in the ordinary course of Borrower's or the applicable Subsidiaries' business, provided, that the fair value of such assets sold shall not exceed $5,000,000 in the aggregate during any Fiscal Year; the net cash proceeds thereof shall be applied to the outstanding Revolving Credit Loan; and, unless Agent and Requisite Lenders shall otherwise consent in writing, which consent shall not be unreasonably withheld, such assets shall not constitute Material Assets listed on Schedule 6.26 hereto.

6.9 	Events of Default.  Neither Borrower nor any
Subsidiary of Borrower shall take any action or omit to take any action, which act or omission would constitute (a) a Default or an Event of Default under, or noncompliance with any of, the terms of this Agreement or any of the other Loan Documents or (b) a default or an event of default pursuant to, or noncompliance with, any other contract, lease, mortgage, deed of trust, instrument or agreement to which it is a party or by which it or any of its properties is bound which would have a Material Adverse Effect.

6.10 	ERISA.  Neither Borrower or any Subsidiary of
Borrower nor any ERISA Affiliate shall without Agent's prior written consent acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an "accumulated funding deficiency," as defined in Section 302 of ERISA, or any "unfunded vested benefits," as defined in Section 4006(a)(3)(e)(iii) of ERISA, in the case of any Plan other than a Multiemployer Plan, and in Section 4211 of ERISA, in the case of a Multiemployer Plan. Additionally, neither Borrower or any Subsidiary of Borrower nor any ERISA Affiliate shall, without Agent's prior written consent, terminate any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in material liability to Borrower or any Subsidiary of Borrower; permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan; fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent; make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan; or at any time fail to provide Agent with copies of any Plan documents or governmental reports or filings which may be requested by Agent.

6.11 	Financial Covenants.  Borrower shall not breach or
fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth on Schedule 6.11.

6.12 	Hazardous Materials.  Except as set forth in the
Disclosure Letter, neither Borrower nor any Subsidiary of Borrower shall, and neither Borrower nor any Subsidiary of Borrower shall permit any other Person within its control to, cause or permit a Release or the presence, use, generation, manufacture, installation, Release, discharge, storage or disposal of any Hazardous Materials on, under, in, above or about any of its real estate or the transportation of any Hazardous Materials to or from any real estate where such Release or such presence, use, generation, manufacture, installation, Release, discharge, storage or disposal would violate, or form the basis for liability under, any Environmental Laws. If an Event of Default shall have occurred and be continuing, Borrower, at its own expense, shall cause the performance of such environmental audits and preparation of such environmental reports as Agent may from time to time request as to any location at which Collateral is then located, by reputable environmental consulting firms acceptable to Agent, and in form and substance acceptable to Agent.

6.13 	Sale-Leasebacks.  Neither Borrower nor any
Subsidiary of Borrower shall engage in any sale-leaseback or
similar transaction involving any of its assets, except (A)	sale-
leaseback transactions with respect to Material Assets permitted in accordance with Section 6.26 hereof and (B) so long as no Default or Event of Default shall have occurred and be continuing, sale-leaseback transactions of equipment or real estate not constituting Material Assets; provided that (i) such sale-leaseback transactions shall be subject to the terms governing sale-leaseback transactions set forth in Section 6.26 hereof and (ii) the aggregate capitalized liability outstanding with respect to such sale lease-back transactions shall not exceed $5,000,000 in the aggregate at any time.

6.14 	Cancellation of Indebtedness.  Neither Borrower nor
any Subsidiary of Borrower shall cancel any claim or debt owing to it, except for (A) reasonable consideration negotiated on an arms length basis and in the ordinary course of its business consistent with past practices and (B) cancellation of Intercompany Loans permitted to be cancelled in accordance with Section 6.2 hereof.

6.15 	Restricted Payments.  Neither Borrower nor any
Subsidiary of Borrower shall make any Restricted Payment except for the payment of dividends or other distributions by a Subsidiary of Borrower directly to Borrower; provided, however, that so long as no Default or Event of Default shall have occurred and be continu-ing, or would result after giving effect to the payment thereof, Borrower may pay cash dividends with respect to preferred stock permitted to be issued by it in accordance with Section 6.18 hereof, if at all; provided, that the amount of cash dividends paid in respect of such preferred stock as of any date of determination shall not exceed forty percent (40%) of the cumulative, positive Net Income (net of all losses) earned by Borrower and its Subsidiaries, on a consolidated basis, during the period from April 4, 1993 through such date of determination, less the aggregate amount of such cash dividends previously paid by Borrower during such period.

6.16 	Fiscal Year.  Neither Borrower nor any Subsidiary
of Borrower shall change its Fiscal Year, except that Borrower and its Subsidiaries may change their Fiscal Year to that date of each year or the next succeeding year which is the Saturday closest to December 31st of each year.

6.17 	Change of Corporate Name.  Neither Borrower nor any
Guarantor Subsidiary shall change its corporate name, except that a Guarantor Subsidiary may change its name so long as no Default or Event of Default shall have occurred and be continuing; provided that at least thirty (30) days prior to such name change, the Guarantor Subsidiary shall have given written notice thereof to Agent and shall have delivered to Agent executed UCC-1s and such other documents and filings as shall be necessary or desirable to enable Agent to maintain its first priority security interest and otherwise protect its security interest in the Collateral.

6.18 	Sale of Stock.  Neither Borrower nor any Subsidiary
of Borrower shall sell (whether in a public or private offering or otherwise) any of its Stock, other than a sale of common stock of Borrower solely for cash, and except for preferred stock or convertible preferred stock on terms and conditions satisfactory to Agent in its sole discretion.

6.19 	Bank Accounts.  Borrower shall not, and shall not
cause or permit any Subsidiary of Borrower to establish or maintain any checking, depository, lock box or similar account other than those accounts set forth on Schedule 3.21, accounts maintained by Borrower's Foreign Subsidiaries outside the United States, and those accounts, if any, in the United States which at all times contain less than $50,000 per account and less than $250,000 for all such accounts in the aggregate (without taking into account in the calculation thereof amounts which are deposited into the cash management system established and maintained in accordance with Schedule C); provided that so long as no Default or Event of Default shall have occurred and be continuing, (A) Borrower or any Subsidiary may, upon at least fifteen (15) days' prior written notice to Agent, establish additional disbursement or payroll accounts; and (B) Borrower or any Subsidiary may, upon at least thirty (30) days' prior written notice to the Agent, establish additional depository or lock box accounts at banks acceptable to Agent; provided, that, all such depository and lock box accounts are subject to tri-party blocked account and/or lock box agreements in form and substance satisfactory to Agent, in its sole discretion, and such accounts are part of Borrower's cash management systems established and maintained in accordance with Schedule C.

6.20 	Cash Management.  Borrower shall not, and shall not
cause or permit any Subsidiary to accumulate or maintain cash (i) in disbursement or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements;
(ii) in the case of all bank accounts of Borrower or any Subsidiary (other than those accounts, if any, in the United States which at all times contain less than $50,000 per account and less than $250,000 for all such accounts in the aggregate (without taking into account in the calculation thereof amounts which are deposited into the cash management system established and maintained in accordance with Schedule C)), in excess of the cash needs of Borrower or that Subsidiary for working capital and Capital Expenditures which it is contractually obligated to pay solely in the ordinary course of Borrower's or that Subsidiary's business during the period of ten (10) consecutive days following any date of determination; (iii) in the case of Zenith Video Tech Corporation-Florida, in the minimum amount necessary to comply with applicable laws, rules and regulations of the State of Florida; or
(iv) other than with respect to Zenith Electronics (Ireland) Limited which shall not exceed $135,000 in the aggregate.

6.21 	Non-Material Subsidiaries.  Borrower shall not
cause or permit any Domestic Non-Guarantor Subsidiary or any other Non-Material Subsidiary to own or hold any assets or assume or incur any liabilities, other than (i) assets or liabilities consisting solely of intercompany balances and/or intercompany allocation of tax assets or liabilities, (ii) the Pennsylvania Liabilities, (iii) the Ireland Assets or Liabilities, (iv) trade payables incurred in the ordinary course of business consistent with past practices by Interocean Advertising Corporation of California and Interocean Advertising Corporation of Illinois, and
(v) with respect to Non-Material Subsidiaries other than Zenith Electronics Corporation of Pennsylvania and Zenith Electronics (Ireland) Limited, other assets which do not exceed $50,000 in value in the aggregate as to each such Subsidiary of Borrower. Borrower shall not cause or permit any Domestic Non-Guarantor Subsidiary or any other Non-Material Subsidiary to engage in any trade or business, except that those Domestic Non-Guarantor Subsidiaries acting as domestic advertising agencies as of the Closing Date may continue to do so.

6.22 	Foreign Subsidiaries.  Borrower shall not cause or
permit any Foreign Subsidiary to (i) sell Inventory to any Account Debtor located in the United States and agrees that all such sales to domestic Account Debtors shall be by Borrower or a Guarantor Subsidiary or (ii) accumulate or maintain more than three (3) days' supply of finished goods Inventory, other than (a) Partes de Television de Reynosa, S.A. de C.V. and Productos de Magneticos de Chihuahua, S.A. de C.V., which may maintain a supply of finished goods Inventory in the ordinary course of business consistent with past practices for sale to customers in Mexico and which, in addition, may maintain a supply of finished goods Inventory in the ordinary course of business for sale to customers located in Central America and South America and (b) Zenith Radio Canada, Ltd./Zenith Radio Canada Ltee., which may maintain a supply of not more than $6,000,000 of finished goods Inventory in the ordinary course of business consistent with past practices for sale to customers in Canada.

		Borrower shall cause Zenith Electronics Corporation of Texas or Zenith Electronics Corporation of Arizona to maintain ownership of and title to substantially all of the equipment used by and substantially all of the Inventory processed or assembled by the Foreign Subsidiaries located in Mexico; provided, however, that Partes de Television de Reynosa, S.A. de C.V. and Productos de Magneticos de Chihuahua, S.A. de C.V., may maintain a supply of finished goods Inventory in the ordinary course of business consistent with past practices for sale to customers in Mexico.

6.23 	No Impairment of Upstreaming.  Except in connection
with any current asset financing by a Foreign Subsidiary permitted by and made in accordance with Section 6.26, Borrower shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, enter into or become bound by any agreement, instrument, indenture or other obligation which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making of Intercompany Loans by any Subsidiary to Borrower.

6.24 	Amendment of Other Debt.  Borrower shall not amend,
modify or permit to be amended or modified any of the documents evidencing or governing the Subordinated Debt, the Convertible Debentures, or any other Indebtedness if the documents evidencing or governing the same were subject to the approval of Agent prior to the execution thereof in accordance with this Agreement or any other Loan Document.

6.25 	Prepayments of Other Debt.  Borrower shall not, and
shall not cause or permit any Subsidiary to, directly or indirectly, prepay, repurchase, redeem, retire or otherwise prepay the Subordinated Debt or the Convertible Debentures except (a) that Borrower may cause the Subordinated Debt or the Convertible Debentures to be converted into common stock of Borrower or, on terms satisfactory to Agent in its sole discretion, into preferred stock or subordinated debt of Borrower and (b) in the case of the Subordinated Debt, as permitted pursuant to Section 1.5(iv) of the Revolving Loan Agreement.

6.26 	Permitted Asset Dispositions.  Notwithstanding any
provision herein contained to the contrary, so long as no Default or Event of Default has occurred and is continuing or would result after giving effect thereto, Borrower may or may cause its Subsidiaries, as applicable, to (i) sell those Material Assets listed on Schedule 6.26 consisting of vacant or unused land or buildings; (ii) sell or sell and lease back those Material Assets designated as "Sale-Lease-Back Properties" on Schedule 6.26; provided, however, that in the case of a sale and lease back of real property at which Collateral is or may be kept, Borrower or such Subsidiary shall have obtained a landlord waiver and consent from the proposed owner of such property, in form and substance satisfactory to Agent, in its sole discretion, prior to consummation of such transaction; (iii) pledge, mortgage or otherwise encumber those Material Assets and incur Indebtedness secured by those Material Assets (other than the Tuning System Patent Licenses) designated as "Pledge Assets" on Schedule 6.26, subject to the following conditions:

		(A)	Any Material Assets sold in accordance herewith
shall be offered and sold on an arms' length basis to a Person that is not an Affiliate of Borrower or any of its Subsidiaries; the structure of any such Material Asset sale may be through a stock sale, asset sale or any similar structure or combination thereof; Borrower shall fully disclose the terms of any such sale to Agent in writing not less than fifteen (15) Business Days prior to becoming legally bound or committed thereto; all sales shall be either for cash consideration only or for a combination of cash consideration and non-cash consideration such that no more than thirty-five percent (35%) of the total consideration shall consist of non-cash consideration, unless Agent shall otherwise consent, which consent shall not be unreasonably withheld, and all non-cash consideration, if any, shall be pledged to Agent for the benefit of the Lenders;

		(B)	In the case of sale-lease-back transactions of
Material Assets permitted hereby, Borrower shall fully disclose the terms of any such transaction to Agent in writing not less than fifteen (15) Business Days prior to becoming legally bound or committed thereto; the terms of any such sale-lease-back transaction shall be reasonably acceptable to Agent; and, in the case of any such transaction involving lease or other payments by Borrower and/or any of its Subsidiaries in excess of $5,000,000 in the aggregate over the life of any such lease, the purchaser/lessor shall have entered into an intercreditor agreement with Agent and Lenders on terms reasonably satisfactory to Agent; and

		(C)	In the case of Indebtedness incurred pursuant to
clause (iii) above with respect to Pledge Assets, Borrower shall fully disclose the terms of any transaction involving Pledge Assets to Agent in writing not less than fifteen (15) Business Days prior to becoming legally bound or committed thereto; the terms of any such transaction involving Pledge Assets, including the terms of any Indebtedness incurred in connection therewith, shall be reasonably acceptable to Agent; and, in the case of any such Indebtedness in excess of $5,000,000, the creditor holding the same shall have entered into an intercreditor agreement with Agent and Lenders on terms reasonably satisfactory to Agent.

7. 	TERM

7.1 	Termination.  Subject to the terms hereof, the
financing arrangement contemplated hereby shall be in effect until the Commitment Termination Date; provided, however, that in the event of a prepayment of any part of the Obligations, other than a prepayment made in compliance with Section 6.26 in connection with a Material Asset Disposition or from the proceeds of Indebtedness permitted under Section 6.3(D), (H), (I), (J) or (K) prior to the Commitment Termination Date with funds borrowed from any Person other than Lenders pursuant to this Agreement, Borrower shall simultaneously therewith pay to Agent, on behalf of Lenders, in full, in immediately available funds all Obligations arising under this Agreement or any of the other Loan Documents.

7.2 	Survival of Obligations Upon Termination of
Financing Arrangement. Except as otherwise expressly provided for in this Agreement or the other Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower or the rights of Agent and Lenders relating to any unpaid Obligation, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event the performance of which is not required until after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower or any Subsidiary of Borrower, and all rights of Agent and Lenders, all as contained in this Agreement or any of the other Loan Documents shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been indefeasibly paid in full or performed in accordance with the terms of the agreements creating such Obligations.

8. 	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1 	Events of Default.  The occurrence of any one or
more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

(a) 	Borrower shall fail to make any payment of
principal in respect of the Term Loan when due or declared due, or Borrower shall fail to make any other payment in respect of the Obligations within five days after such payment is due or declared due.

(b) 	Borrower or any Subsidiary of Borrower shall fail
or neglect to perform, keep or observe any of the provisions of
Section 1.10, Section 5.5(a), Section 5.12, or any of Sections 6.1 through 6.26, inclusive, including any of the provisions set forth on Schedule C or Schedule 6.11.

(c) 	Borrower or any Subsidiary of Borrower shall fail
or neglect to perform, keep or observe any term or provision of this Agreement (other than any such term or provision referred to in paragraph (a) or (b) above) or any of the other Loan Documents, and the same shall remain unremedied for a period ending thirty
(30) days after Borrower shall become aware thereof.

(d) 	A default shall occur and be continuing under any
other agreement, document or instrument to which Borrower or any Subsidiary of Borrower is a party or by which Borrower or any Subsidiary of Borrower or any of Borrower's or any Subsidiary of Borrower's properties or other assets is bound and such default (i) involves an event of default under the Revolving Loan Agreement,
(ii) involves any default or event of default under the Subordinated Debt or Convertible Debentures, or (iii) causes, or permits any holder of such Indebtedness or any trustee to cause, such Indebtedness or a portion thereof in an amount exceeding $5,000,000 for all such Indebtedness in the aggregate, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

(e) 	Any representation or warranty herein or in any
other Loan Document or in any written statement pursuant hereto or thereto, any report, financial statement or certificate made or delivered to Agent or any Lender by Borrower or any Subsidiary of Borrower shall be untrue or incorrect in any material respect, as of the date when made or deemed made.

(f) 	Any of the assets of Borrower or any Material
Subsidiary of Borrower (including any Collateral) shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower or any Material Subsidiary of Borrower and shall remain unstayed or undismissed for forty (40) consecutive days; or any Person other than Borrower shall apply for the appointment of a receiver, trustee or custodian for any of Borrower's or any of its Material Subsidiaries' assets and shall remain unstayed or undismissed for forty (40) consecutive days; or Borrower or any Material Subsidiary of Borrower shall have concealed, removed or permitted to be concealed or removed, any part of its properties or other assets with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its properties, or obligation, which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

(g) 	A case or proceeding shall have been commenced
against Borrower or any Material Subsidiary of Borrower in a court having competent jurisdiction seeking a decree or order (i) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any Material Subsidiary of Borrower or of any substantial part of Borrower's or any Material Subsidiary of Borrower's properties, or other assets, or (iii) ordering the winding up or liquidation of the affairs of Borrower or any Material Subsidiary of Borrower and such case or proceeding shall remain undismissed or unstayed for forty (40) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

(h) 	Borrower or any Material Subsidiary of Borrower
shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) make an assignment for the benefit of creditors,
(iii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any Material Subsidiary of Borrower or of any substantial part of Borrower's or any of its Material Subsidiaries' properties or other assets, (iv) fail generally to pay its debts as such debts become due, or (v) take any corporate action in furtherance of any such action.

(i) 	A final judgment or judgments (after the expiration
of all times to appeal therefrom) for the payment of money in excess of $5,000,000 in the aggregate during any Fiscal Year shall be rendered against Borrower or any Subsidiary of Borrower unless the same shall be (i) fully covered by insurance in accordance with
Section 5.5 and the insurer shall have accepted liability therefor in writing or (ii) vacated, stayed, bonded, paid or discharged within a period of fifteen (15) days from the date of such judgment.

(j) 	Any other event shall have occurred which has a
Material Adverse Effect.

(k) 	Any provision of any Collateral Document, after
delivery thereof pursuant to Section 2.1, shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any security interest created under any Collateral Document shall cease to be a valid and perfected security interest or Lien having the first priority as to all of the Collateral purported to be covered thereby, subject only to Liens permitted in accordance with the terms of the Security Agreement.

(l) 	There shall be any Change in Control of Borrower.

8.2 	Remedies.  If any Default or Event of Default shall
have occurred and be continuing, Agent may, without notice, and, at the request of the Requisite Lenders, shall, take any one or more of the following actions: (a) increase the rate of interest applicable to the Term Loan to the Default Rate, as provided in
Section 1.7(e), or (b) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower, and exercise any rights and remedies provided to Agent under this Agreement and the other Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Section 8.1(f), (g) or (h), all Obligations shall automatically become immediately due and payable without any declaration, notice or demand by Agent.

8.3 	Waivers by Borrower.  Except as otherwise provided
for in this Agreement, Borrower waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, Term Notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard on behalf of Lenders, (ii) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of its or any Lender's remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents and has knowingly entered into this Agreement and each of the other Loan Documents.

9. 	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1 	Assignment and Participations.  GE Capital may
assign its rights and delegate its obligations as a Lender under this Agreement and, further, may assign, or sell participations in, all or any part of its Pro Rata Share of the Term Loan or any other interest herein or in its Term Note to an Affiliate or to any another Person.

  		Unless Agent shall have otherwise agreed in writing, no other Lender shall assign any of its rights or delegate any of its obligations under this Agreement or any of the other Loan Documents or assign, or sell any participation in, all or any part of its Pro Rata Share of the Term Loan or any other interest herein or in its Term Note to any Affiliate or other Person.

		In the case of an assignment by GE Capital under this
Section 9.1, (or in the event, if any, that Agent shall so agree in writing, an assignment by another Lender), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Term Loan. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender."

		GE Capital may (or, in the event, if any, that Agent shall so agree in advance in writing, another Lender may) sell participations in all or any part of its Pro Rata Share of the Term Loan to an Affiliate or any other Person; provided that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (a) any reduction in the principal amount, interest rate or fees payable with respect to the Term Loan; (b) any extension of the final Scheduled Installment; and (c) any release of any Collateral with a value in excess of $2,500,000 in the aggregate (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of Borrower to the participant and the participant shall for purposes of Sections 1.14, 1.16 and 9.3 be considered to be a "Lender."

		Any Lender permitted to sell assignments and participations under this Section 9.1 may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants).

		Borrower shall assist any Lender permitted to sell assignments or participations under this Section 9.1 in whatever manner necessary in order to enable or effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of relevant management in meetings with, potential assignees or participants. Borrower shall certify the correctness, completeness and accuracy of all descriptions of Borrower and its affairs contained in any selling materials and all information provided by it and included in such materials. No information provided to potential co-Lenders or participants shall be provided unless and until such potential co-Lenders or participants have signed a confidentiality agreement substantially in the form provided to Borrower and used by Agent prior to the Closing Date.

9.2 	Appointment of Agent.  GE Capital is hereby
appointed Agent hereunder to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and neither Borrower or any Subsidiary of Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower, any Subsidiary of Borrower or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Agent nor any of its officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, unless caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted.

		The agency hereby created shall in no way impose any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder. Agent may resign at any time by giving thirty (30) days prior written notice thereof to Lenders and Borrower. Upon any such resignation, Requisite
Lenders shall have the right, upon five (5) days notice to Borrower, to appoint a successor Agent. Upon acceptance of appointment, the successor Agent shall succeed to and become vested with all rights, powers, privileges and duties of the retiring
Agent, and the retiring Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents.

		If Agent shall request instructions from Requisite Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document or (b) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders.

9.3 	Set Off and Sharing of Payments.  In addition to
any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Term Note is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor Subsidiary (regardless of whether such balances are then due to Borrower or such Guarantor Subsidiary) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor Subsidiary against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Term Note having a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the Obligations, purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender or holder in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders and (b) any Lender or holders so purchasing a participation in any Pro Rata Share of the Term Loan or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of such Pro Rata Share of the Term Loan and other Obligations in the amount of such participation.

9.4 	Disbursements of Payments and Information. (a)	 The
Agent shall disburse by wire transfer of good funds to each Lender its Pro Rata Share of all principal, interest, and, if applicable, Fees received by Agent with respect to the Term Loan within one (1) Business Day after Agent's receipt of the corresponding payment from Borrower.

(b) 	Return of Payments.

		(1)	If Agent pays an amount to a Lender under this
Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

		(2)	If Agent determines at any time that any amount
received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

(c) 	Dissemination of Information.

		Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower which is required to be provided to Lenders hereunder, with any notice of Default or Event of Default received by Agent from Borrower, with any notice of Default or Event of Default delivered by Agent to Borrower, with notice of any Default or Event of Default of which Agent has become aware and with notice of any action taken by Agent following any Default or Event of Default; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted.

10. 	SUCCESSORS AND ASSIGNS

10.1 	Successors and Assigns.  This Agreement and the
other Loan Documents shall be binding on and shall inure to the benefit of Borrower, the Domestic Subsidiaries, Agent, Lenders and their respective successors and assigns, except as otherwise provided herein or therein. Neither Borrower nor any Domestic Subsidiary shall assign, transfer, hypothecate or otherwise convey any of its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents to any Person without the prior express written consent of Agent and Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower or any Domestic Subsidiary without the prior express written consent of Agent shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower, the Domestic Subsidiaries, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms or provisions of this Agreement or any of the other Loan Documents.

11. 	MISCELLANEOUS

11.1 	Complete Agreement; Modification of Agreement.
This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest or commitment letter between Borrower and GE Capital or any of its affiliates, or between Borrower and BNYCC, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2 	Amendments and Waivers.  (a)	 Except as otherwise
provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Term Notes, or consent to any departure by Borrower or any Subsidiary of Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders and Borrower.

(b) 	Except to the extent permitted by any applicable
Lender Addition Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by each affected Lender, do any of the following: (a) reduce the principal of, rate of interest on or Fees payable with respect to the Term Loan; (b) extend the final scheduled maturity date of the principal amount of the Term Loan; (c) waive, forgive, defer, extend or postpone any payment required hereunder; (d) release any Guarantor with gross assets in excess of $2,500,000; (e) except as otherwise contemplated herein or in one of the other Loan Documents, permit Borrower or any Guarantor Subsidiary to sell or otherwise dispose of any Collateral with a value exceeding $2,500,000 in the aggregate; (f) change the percentage of the Term Loan or of the aggregate unpaid principal amount of the Term Loan which shall be required for Lenders or any of them to take any action hereunder;
(g) release Collateral with a value exceeding $2,500,000 in the aggregate (except if the sale or other disposition of such Collateral is permitted under the Loan Documents); (h) amend or waive Section 1.3(b); (i) amend or waive clause (ii) of the definition of "Enforcement Period" contained in the Intercreditor Agreement; and (j) amend or waive this Section 11.2 or the definitions of the terms used in this Section 11.2 insofar as the definitions affect the substance of this Section 11.2; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Term Note shall be effective without the written concurrence of the holder of that Term Note . No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Term Notes at the time outstanding and each future holder of the Term Notes.

11.3 	Fees and Expenses.  Borrower shall reimburse Agent
for all of its out-of-pocket expenses incurred in connection with
(i) the preparation of this Agreement and the other Loan Documents (including the fees and expenses of Agent's counsel, advisors, consultants and auditors retained in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby and advice in connection therewith), and (ii) wire transfers to the account of Borrower. Borrower shall reimburse Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel and other advisors (including environmental and management consultants), for advice, assistance or other representation in connection with:

(a) 	any amendment, modification or waiver of, or
consent with respect to, this Agreement or any of the other Loan
Documents or advice in connection with the administration of the loans made pursuant hereto or Agent's or any Lender's rights hereunder or thereunder;

(b) 	any litigation, contest, dispute, suit, proceeding
or action (whether instituted by Agent, any Lender, Borrower, any Subsidiary of Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as a party, witness or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower, any Subsidiary of Borrower or any other Person that may be obligated to Agent or Lenders by virtue of this Agreement or any of the other Loan Documents;

(c) 	any attempt to enforce any rights of Agent or any
Lender against Borrower, any Subsidiary of Borrower or any other
Person that may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents; or

(d) 	any attempt to (i) monitor the Obligations, (ii)
evaluate, observe or assess Borrower, any of its Subsidiaries or Borrower's or any of its Subsidiaries' affairs or (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including all the attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees shall include: fees, costs and expenses of environmental advisors to advise Agent, but not to conduct any on site environmental review or testing, appraisers, management and other consultants, paralegals, court costs and expenses, photocopying and duplication expenses, court reporter fees, costs and expenses, long distance telephone charges, air express charges, telegram charges, secretarial overtime charges, expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services, and, in accordance with the GE Capital Fee Letter, fees, costs and expenses of Agent's internal collateral auditors, provided that so long as no Default or Event of Default has occurred and is continuing such collateral audits or examinations shall be conducted not more frequently than four (4) times in any Fiscal Year; and, following the occurrence and during the continuance of any Default or Event of Default, environmental advisors for any reason, including to conduct on site environmental reviews and testing, outside accountants, and investment bankers.

11.4 	No Waiver.  Agent's or any Lender's failure, at any
time or times, to require strict performance of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default under the Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower and its Subsidiaries contained in this Agreement or any of the other Loan Documents and no Default or Event of Default under this Agreement and no defaults or events of default under any of the other Loan Documents shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and Requisite Lenders and directed to Borrower specifying such suspension or waiver.

11.5 	Remedies.  Agent's and Lenders' rights and remedies
under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6 	Severability.  Wherever possible, each provision of
this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibi-tion or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and the other Loan Documents.

11.7 	Conflict of Terms.  Except as otherwise provided in
this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision contained in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8 	Authorized Signature.  Until Agent shall be
notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of Borrower or a Guarantor Subsidiary, as appropriate, listed on
Schedule 11.8 shall bind Borrower or such Guarantor Subsidiary, as the case may be, and be deemed to be the act of Borrower or such Guarantor Subsidiary, as the case may be, affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors or such Guarantor Subsidiary's Board of Directors, as appropriate. Agent shall be entitled to assume the authenticity of each signature and the authority of each Person whose signature it is or appears to be unless the responsible Person of Agent acting in reliance thereupon shall have actual knowledge, at the time of reliance thereon, of the fact that such signature is false or the Person whose signature or purported signature is presented is without authority.

11.9 	GOVERNING LAW; CONSENT TO JURISDICTION.  EXCEPT AS
OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUC-TION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER, AGENT AND LENDERS HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER, ANY GUARANTOR SUBSIDIARY, AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT AGENT, LENDERS, BORROWER AND EACH GUARANTOR SUBSIDIARY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS AND, PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT OR LENDERS. BORROWER, EACH GUARANTOR SUBSIDIARY, AGENT AND LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER, EACH GUARANTOR SUBSIDIARY, AGENT AND LENDERS HEREBY WAIVE ANY OBJECTION WHICH THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER, EACH GUARANTOR SUBSIDIARY, AGENT AND LENDERS HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED, IN THE CASE OF NOTICE TO BORROWER OR ANY GUARANTOR SUBSIDIARY, TO BORROWER, IN THE CASE OF NOTICE TO AGENT, TO AGENT, IN THE CASE OF NOTICE TO A LENDER, TO SUCH LENDER, AT THEIR RESPECTIVE ADDRESSES SET FORTH ON SCHEDULE 11.10 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

11.10 	Notices.  Except as otherwise provided herein,
whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any the parties desires to give or serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and three (3) days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this
Section 11.10), (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (iv) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Schedule 11.10 or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communica-tion to any Person (other than Borrower or Agent) designated on
Schedule 11.10 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11 	Section Titles.  The Section titles and Table of
Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12 	Counterparts.  This Agreement may be executed in
any number of separate counterparts, each of which shall collec-tively and separately constitute one agreement.

11.13 	WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN
CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN AGENT, LENDERS, BORROWER OR ANY DOMESTIC SUBSIDIARY ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

		11.14	Confidentiality.  Each of the Lenders and Agent
agrees to exercise reasonable efforts to keep any non-public information delivered or made available to it pursuant to this Agreement or any other Loan Document, which Borrower has identified in writing as confidential information, confidential from any Person other than officers, employees, agents, designees or representatives of such Lender or Agent who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement or any of the other Loan Documents or any other transaction contemplated hereby or thereby; provided, that, nothing herein shall prevent Agent or any Lender from disclosing such information to any bona fide assignee, transferee or participant that has agreed in writing to comply with this
Section 11.14 in connection with the contemplated assignment or transfer of any portion of the Term Loan or participations therein;
to any of its Affiliates to the extent any such Affiliates require such information in the ordinary course of Agent's or such Lender's credit committee or asset management procedures; or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or as required in connection with the exercise of any remedy under this Agreement or any of the other
Loan Documents.

                      [signature pages follow]


		IN WITNESS WHEREOF, this Term Loan Agreement has been duly executed as of the date first written above.


						ZENITH ELECTRONICS CORPORATION


						By:/s/ Willard C. McNitt
      ________________________________

						Title: Vice President
      _____________________________


						GENERAL ELECTRIC CAPITAL CORPORATION


						By:/s/ Robert Battle
      ________________________________

						Title: Authorized Signatory
      ____________________________


						THE BANK OF NEW YORK COMMERCIAL
						CORPORATION


						By:/s/ Stephen Mangiante
      ________________________________

						Title: Vice President
      ____________________________


						CONGRESS FINANCIAL CORPORATION


						By:/s/ Kenneth Donahue
      ________________________________

						Title: Assistant Vice President
      ____________________________




ACKNOWLEDGED AND AGREE TO BE
BOUND BY ANY AND ALL PROVISIONS
HEREOF AFFECTING THEM:

ZENITH DISTRIBUTING CORPORATION
OF ILLINOIS


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH DISTRIBUTING CORPORATION -
MIDSTATES


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH DISTRIBUTING CORPORATION
OF NEW ENGLAND


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH DISTRIBUTING CORPORATION
OF NEW YORK


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH DISTRIBUTING CORPORATION -
SOUTHEAST


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH DISTRIBUTING CORPORATION -
WEST


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH/INTEQ, INC.


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________



ZENITH ELECTRONICS CORPORATION
OF ARIZONA


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH ELECTRONICS CORPORATION
OF TEXAS


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH MICROCIRCUITS CORPORATION


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH VIDEO TECH CORPORATION


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH VIDEO TECH CORPORATION -
FLORIDA


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENTRANS, INC.


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________